Exhibit 99.1

TRESTLE AND CLARIENT ENTER INTO AGREEMENT TO
PURCHASE ASSETS OF TRESTLE HOLDINGS

Trestle Announces Signing Definitive Agreement for the Sale of Assets

IRVINE, Calif. (June 20, 2006) - Trestle Holdings, Inc. (OTC:TLHO) announced that it has entered into a definitive agreement to sell substantially all of its assets, including its high speed scanning technology and virtual systems to Clarient, Inc. (CLRT).

The purchase price for Trestle’s assets is approximately $3 million in cash, less the amount of liabilities assumed by Clarient at closing, and is subject to certain potential adjustments pursuant to the asset purchase agreement. The consummation of the transaction is subject to the approval of Trestle’s stockholders and other customary conditions.

Maurizio Vecchione, Trestle CEO commented, “This transaction is the result of a process of restructuring we announced in 2005. We believe this transaction is in the best interests of stockholders in our effort to maximize value for them. This should be positive for our customers, which will benefit from the continued supply of our products. We are pleased that Clarient plans to maintain support for our product line, allowing our customer and vendors to continue to take advantage of Trestle technology.”

Trestle will be seeking stockholder approval, as a condition to the close of the transaction, through a proxy vote. The companies will continue to operate independently until such stockholder approval is obtained and the transaction can be closed.

This announcement is neither a solicitation or a proxy, an offer to purchase nor a solicitation of an offer to sell Trestle shares of common stock. Trestle will file a proxy statement and other documents regarding the proposed asset sale with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement will be sent to stockholders of Trestle seeking their approval of the asset purchase agreement at a special meeting of stockholders. Stockholders are urged to read the proxy statement and any other relevant document when they become available, because they will contain important information about Trestle, the proposed asset sale and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Trestle with the SEC at the SEC’s web site at www.sec.gov.

About Trestle Holdings Inc.

Trestle Holdings Inc. develops and sells digital pathology imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, the ability to consummate the proposed acquisition, the diversion of management time away from operations to complete the acquisition, expenses and costs associated with the transaction that could affect results of operations, actions taken by the company that may not be undone if the acquisition is not consummated, the approval or disapproval of our recently submitted FDA 510(k) submission, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.